Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Openwave Systems Inc. Registration Statement (Form S-8) pertaining to the Openwave Systems Inc. 2001 Stock Compensation Plan, Openwave Systems Inc. 1995 Stock Plan, Openwave Systems Inc. 1996 Stock Plan and the Openwave Systems Inc. 1999 Employee Stock Purchase Plan of our report dated July 12, 2000, with respect to the supplemental consolidated financial statements of Software.com, Inc. for the year ended December 31, 1999, included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Woodland Hills, California
August 7, 2002